Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 28, 2020
Contact: Angie Richards
515.412.2344
arichards@fhlbdm.com

FHLB Des Moines Reports Preliminary Second Quarter 2020 Net Income of $85 million

Coronavirus Pandemic (COVID-19) - The effects of COVID-19 and the response to the virus have negatively impacted financial markets and overall economic conditions. In keeping with its mission to be a reliable provider of liquidity in all economic environments, the Bank remains dedicated to meeting the needs of members through these challenging and unusual times. The Bank has implemented certain relief measures to help members serve customers affected by COVID-19, such as:

•	accommodating forbearance and modifications to pledged loan collateral;

•	allowing electronic signatures on loan documentation in specific circumstances;

•	adding payment deferment as another viable post-forbearance repayment option for participating financial institution servicers to assist impacted borrowers;

•
temporarily expanding its Community Investment Advance (CIA) product to accept loans from Paycheck Protection Program (PPP)-eligible entities who did not previously qualify as a small business for CIA purposes; and

•	implementing collateral policy changes and clarifications, including accepting PPP loans guaranteed by the Small Business Administration as eligible collateral.

The Bank is focused on both the health and safety of its employees. As such, a limited number of essential employees continue to work in its offices, while the remaining employees continue to work remotely. The Bank has not experienced and does not expect to experience any impairment of its ability to meet the needs of members. The effects of COVID-19 are rapidly evolving, and the full impact and duration of the virus are unknown. As a result of the recent market volatility, the Bank’s financial performance has been adversely impacted. The extent of the impact to its future performance will depend upon how long the current conditions persist. For additional information on the impacts of COVID-19 on the Bank, please see the Second Quarter 2020 Form 10-Q, expected to be filed with the Securities and Exchange Commission (SEC) on or about August 14, 2020.
2020 Second Quarter Summary Financial Results

•	Net income totaled $85 million, a decrease of $11 million from the same period last year.

•	Net interest income totaled $119 million, a decrease of $28 million from the same period last year.

•	Balance sheet changes from December 31, 2019 were:

◦	Assets totaled $102.5 billion, a decrease of $27.1 billion.

◦	Advances totaled $57.9 billion, a decrease of $22.4 billion.

◦	Investments totaled $34.3 billion, a decrease of $4.2 billion.

◦	Capital totaled $6.0 billion, a decrease of $0.7 billion.

◦	Retained earnings totaled $2.3 billion, a slight increase from December 31, 2019.

◦	Regulatory capital ratio was 5.99 percent, an increase from 5.31 percent.

Second Quarter 2020 Business Highlights

•	Advances of $57.9 billion were outstanding to 711 members, housing associates, and former members, of which 31 percent were held by the Bank’s five largest borrowers.

•	Mortgage loans of $9.2 billion were outstanding of which $674 million were purchased from 162 members during the second quarter.

•	Mortgage loans of $1.9 billion were delivered by members during the quarter through the Bank’s off-balance sheet products of MPF Xtra and MPF Government MBS.

•	Letters of credit of $10.6 billion were outstanding.

•	The Bank paid $57 million of cash dividends at an effective combined annualized dividend rate of 4.88 percent during the second quarter relating to first quarter 2020 earnings.

•	The Bank accrued $10 million during the quarter for use in the Bank’s Affordable Housing Program.

Financial Results Discussion

Net Income - For the three and six months ended June 30, 2020, the Bank recorded net income of $85 million and $177 million compared to $96 million and $208 million for the same periods in 2019. The decline in the Bank’s net income was primarily driven by a decrease in net interest income offset in part by an increase in other income.

Net Interest Income - The Bank’s net interest income decreased to $119 million and $228 million for the three and six months ended June 30, 2020 compared to $147 million and $306 million for the same periods last year. The Bank’s net interest income during the three and six months ended June 30, 2020 was primarily impacted by lower average advance volumes and the lower interest rate environment. The declines in net interest income were partially offset by higher asset liability spreads, driven by higher advance prepayment fee income of $9 million and $12 million during the three and six months ended June 30, 2020 compared to the same periods in 2019. In addition, net gains on the Bank’s fair value hedge relationships increased $12 million during the three months ended June 30, 2020 compared to the same period in 2019, driven primarily by market volatility caused by COVID-19. During the three and six months ended June 30, 2020, the Bank’s net interest margin was 0.43 percent and 0.39 percent compared to 0.40 percent and 0.42 percent for the same periods in 2019.

Other Income (Loss) - The Bank recorded net gains of $15 million and $51 million in other income (loss) for the three and six months ended June 30, 2020 compared to net gains of $3 million and $8 million for the same periods last year. During the six months ended June 30, 2020, other income (loss) was primarily impacted by net gains on litigation settlements of $56 million as a result of a settlement with a defendant in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during the three months ended June 30, 2020 and three and six months ended June 30, 2019. Other factors impacting other income (loss) included net gains (losses) on derivatives and hedging activities and net gains (losses) on trading securities, as described below.

During the three and six months ended June 30, 2020, the Bank recorded net losses of $5 million and $53 million on its derivatives and hedging activities through other income (loss) compared to net losses of $21 million and $33 million during the same periods last year. The fair value changes were primarily driven by changes in interest rates which impacted the fair value of interest rate swaps used to economically hedge its investment securities portfolio. The changes in interest rates were primarily driven by market volatility caused by the COVID-19 global health pandemic.

During the three and six months ended June 30, 2020, the Bank recorded net gains on trading securities of $10 million and $36 million compared to net gains of $18 million and $28 million for the same periods last year. These changes in fair value were primarily due to the impact of changes in interest rates and credit spreads on the Bank’s fixed rate trading securities which stemmed from market volatility caused by the COVID-19 global health pandemic.

Assets - The Bank’s total assets decreased to $102.5 billion at June 30, 2020, from $129.6 billion at December 31, 2019, driven by a decrease in advances and investments. Advances at June 30, 2020 decreased by $22.4 billion from December 31, 2019 due primarily to a decrease in borrowings of $20.3 billion by a large depository institution member. The Bank experienced decreased demand for advances across the majority of its other institution types, while borrowings by non-captive insurance company members increased $4.1 billion. Investments decreased $4.2 billion primarily due to a decline in money market investments of $8.3 billion, offset in part by a net increase in U.S. Treasuries of $4.1 billion that the Bank utilized for liquidity management during the first half of 2020.

Liabilities - The Bank’s total liabilities decreased to $96.5 billion at June 30, 2020, from $122.9 billion at December 31, 2019, primarily driven by a decrease in the amount of consolidated obligations needed to fund the Bank’s assets.

Capital - Total capital decreased to $6.0 billion at June 30, 2020 from $6.7 billion at December 31, 2019, primarily due to a decrease in capital stock resulting from a decline in member activity. The Bank’s regulatory capital ratio increased to 5.99 percent at June 30, 2020, from 5.31 percent at December 31, 2019 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

All numbers reported in this earnings release for the second quarter of 2020 are approximate until the Bank announces unaudited financial results in its Second Quarter 2020 Form 10-Q with the SEC, expected to be available at www.fhlbdm.com and www.sec.gov on or before August 14, 2020.

Dividend

On July 24, 2020, the Bank’s Board of Directors approved a second quarter 2020 dividend at an annualized rate of 5.50 percent on activity-based stock and 3.00 percent on membership stock, unchanged from the prior quarter. The dividend rate reflects the Bank’s philosophy to pay a dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. The dividend rate considers the effects COVID-19 has had on economic and financial markets conditions. Future dividends are at the discretion of the Bank’s Board of Directors and may be negatively impacted by the effects COVID-19 has on the economy and market conditions. The extent of the impact will depend upon how long the current conditions persist.

Dividend payments totaling $49 million are expected to be paid on August 14, 2020. The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding will be 4.76 percent; however, the effective combined dividend rate on the total capital stock held by each member depends on its level of activity with the Bank during the second quarter.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)

	June 30,	December 31,
Statements of Condition (dollars in millions)	2020	2019
Cash and due from banks	$483	$1,029
Investments	34,315	38,465
Advances	57,942	80,360
Mortgage loans held for portfolio, net	9,246	9,334
Total assets	102,485	129,603
Consolidated obligations	94,112	121,084
Mandatorily redeemable capital stock	81	206
Total liabilities	96,486	122,877
Capital stock - Class B putable	3,802	4,517
Retained earnings	2,257	2,165
Accumulated other comprehensive income (loss)	(60)	44
Total capital	5,999	6,726
Total regulatory capital[1]	6,140	6,888
Regulatory capital ratio	5.99%	5.31%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2020	2019	2020	2019
Net interest income	$119	$147	$228	$306
Other income (loss):
Net gains (losses) on trading securities	10	18	36	28
Net gains (losses) on derivatives and hedging activities	(5)	(21)	(53)	(33)
Gains on litigation settlements, net	—	—	56	—
Other, net	10	6	12	13
Total other income (loss)	15	3	51	8
Total other expense	39	43	82	82
Net income before assessments	95	107	197	232
Affordable Housing Program assessments	10	11	20	24
Net income	$85	$96	$177	$208
Performance Ratios
Net interest spread	0.37%	0.27%	0.30%	0.29%
Net interest margin	0.43	0.40	0.39	0.42
Return on average equity (annualized)	5.58	5.13	5.54	5.64
Return on average capital stock (annualized)	8.53	7.23	8.39	7.95
Return on average assets (annualized)	0.31	0.26	0.30	0.29

The selected financial data above is approximate until the Bank announces unaudited financial results in its Second Quarter 2020 Form 10-Q with the SEC expected to be filed on or about August 14, 2020.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The bank is wholly owned by nearly 1,350 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.